Exhibit 3.2

Amendment to Operating Agreement

On March 9, 2005, the Board of Managers of Allied Security Holdings LLC (the "Company") resolved to amend Section 4.1(b) of the Operating Agreement, dated August 2, 2004 (the "Operating Agreement"), of the Company to increase the number of members of the Board of Managers from six to eight. Such amendment was effected pursuant to Section 15.12(a) of the Operating Agreement without any further action required on the part of the Company, the Board of Managers, or the members of the Company.